EXHIBIT 10.3

November 24, 2010

Banks.com, Inc.

Mr. Daniel O’Donnell

222 Kearny Street, Suite 550

San Francisco, CA 94108

Re:	Option to Purchase Relating to Lease No.1356

Dear Mr. O’Donnell:

I refer you to that Lease No. 1356 of even date herewith between Domain Capital, LLC and Banks.com for the domain and URL address www.banks.com together with related assets (the “Lease Agreement”). Capitalized terms used herein, but not defined, shall have the meaning given to them in the Lease Agreement. This letter confirms the terms and conditions upon which Lessor grants an option to Lessee to purchase the Domain (the “Option Agreement”). Lessee shall have the option to purchase the Domain “AS IS” and “WHERE IS”, for a purchase price of $1.00, upon the earlier of (1) the expiration of the Term designated in the Lease Agreement, provided that no default by Lessee shall have occurred and be continuing under the Lease Agreement, or (2) the payment by Lessee to Lessor of any then outstanding lease payments under the Lease Agreement plus the prepayment amount corresponding to the number of the most recent payment made by Lessee (after payment of any then outstanding lease payments) as set forth on Attachment “A” to the Lease Agreement (collectively, the “Prepayment Amount”). In the case of clause (1) of the immediately preceding sentence, Lessee shall give notice of such exercise to Lessor at least thirty (30) days prior to the end of the Lease Agreement and in the case of clause (2) of the immediately preceding sentence, Lessee shall give notice of such exercise to Lessor at the time Lessee pays such Prepayment Amount. By the giving of such notice, Lessee acknowledges and agrees that its option to purchase the Domain shall be its binding obligation and that said notice and the exercise of such option may not be thereafter rescinded, without the express written agreement of Lessor.

The “Purchase Price” shall equal the Prepayment Amount (as defined hereinabove to include any and all outstanding payments due under the Lease Agreement plus the Prepayment Amount (after payment of any then outstanding lease payments) set forth in Attachment “A” to the Lease Agreement) to be paid in cash or by certified or bank check payable to Lessor’s order, on or before the expiration date of the Term of the Lease Agreement or on the date Lessee pays the Prepayment Amount (as defined hereinabove), as the case may be. Upon its receipt of the Purchase Price for the Domain, as described herein, Lessor shall execute and deliver the Bill of Sale in the form attached hereto as Exhibit “A”.

In addition, Lessee is hereby granted an option to purchase the Domain in the event of a Lessor Bankruptcy (as defined below) for the Prepayment Amount (as defined hereinabove to include any and all outstanding payments due under the Lease Agreement plus the Prepayment Amount set forth in Attachment “A” to the Lease Agreement). Lessee may exercise such option by providing Lessor written notice thereof within 15 days of Lessee’s receipt of written notice of the occurrence of such Lessor Bankruptcy. If Lessee elects to exercise its option to purchase the Domain in the event of a Lessor Bankruptcy, the Purchase Price for the Domain shall equal the Prepayment Amount (as defined hereinabove to include any and all outstanding payments due under the Lease Agreement plus the Prepayment Amount and after payment of any then outstanding lease payments set forth in Attachment “A” to the Lease Agreement). The term “Lessor Bankruptcy” shall mean any one or more of the following: (1) Lessor shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantially all of its property; (2) Lessor shall make a general assignment for the benefit of creditors; (3) Lessor shall commence a voluntary case under federal bankruptcy laws; (4) Lessor shall file a petition or take advantage of any other law providing for relief of debtor; or (5) upon the filing of a petition for involuntary bankruptcy against Lessor.

If a court of competent jurisdiction determines by final order in connection with a Lessor Bankruptcy that the Purchase Price to be paid hereunder by Lessee for the Domain is insufficient, then the purchase price for the Domain shall be the fair market value of the Domain (the “FMV”) as agreed upon by Lessor and Lessee or, if the parties cannot agree as determined by an Independent Appraiser (as defined hereinbelow). For clarification purposes, the parties do not concede that the Purchase Price to be paid by Lessee, in the event of a Lessor Bankruptcy, for the Domain is insufficient. Rather, if Lessor and Lessee are unable to agree upon the FMV within 30 days following such court’s determination that the Purchase Price hereunder is insufficient, then the FMV shall be determined by Moniker Online Services, LLC, a subsidiary of Oversee.net (the “Independent Appraiser”). Each party will reasonably cooperate in providing to the Independent Appraiser such documents and information relating to the Domain as the Independent Appraiser may request and are available to that party without unreasonable effort or expense. Each party shall be afforded the opportunity to present to the Independent Appraiser material relating to the determination of the FMV and to discuss the determination with the Independent Appraiser. It is the intent of the parties that the process and the activities of the Independent Appraiser in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The FMV as determined by the Independent Appraiser shall be final, conclusive and binding on the parties. The fees and expenses of the Independent Appraiser will be shared equally by the parties. Each of the parties agrees to use commercially reasonable efforts to cooperate with the Independent Appraiser and to cause the Independent Appraiser to determine the FMV no later than 30 days after submission to the Independent Appraiser. The closing of Lessee’s purchase of the Domain shall occur not later than thirty (30) days following the final determination of the FMV. Notwithstanding the foregoing, injunctive relief may be sought by any party to enforce all or any of this Option Agreement.

Each party hereto recognizes and agrees that the violation of any term, provision or condition of this Option Agreement may cause irreparable damage to the other party that may be difficult to ascertain, and that the award of any sum of damages may not be adequate relief to such parties. Each party, therefore, agrees that, in addition to the remedies available in the event of a breach of this Agreement, each party shall have a right to equitable relief including, but not limited to, the remedy of specific performance.

Lessor hereby agrees and acknowledges that Lessee can file a UCC-1 security interest in the Domain for notice purposes only to secure Lessor’s performance of its obligations under this Option Agreement. A copy of such financing statement is annexed hereto and cannot be modified or amended without the prior written consent of Lessor. Lessee hereby agrees and acknowledges that the filing of any financing statement is for notice purposes only. For notice purposes only, Lessor agrees that it will join with Lessee to execute and file under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as Lessee may reasonably deem necessary or appropriate, and wherever required or permitted by law, in order to perfect and preserve Lessee’s security interest in the Domain, which security interest is for notice purposes only to secure Lessor’s performance of its obligations under this Option Agreement. As used in this Option Agreement, “Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of California; provided that if, by reason of applicable law, the validity or perfection of any security interest in the Domain is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

Very truly yours,

/s/ Robert Alfano

Robert Alfano Domain Capital, LLC

Acknowledged and Agreed as of the 24 day of November, 2010.

By:	/s/ Daniel O’Donnell
Daniel O’ Donnell, Chief Executive Officer

Exhibit A

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Domain Capital, LLC, a Delaware limited liability company (the “Company”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to that certain letter agreement, dated November     , 2010 (the “Option Agreement”), by and among the Company and Banks.com, Inc., a Florida corporation (“Buyer”) does hereby sell, convey, assign, transfer and deliver to Buyer, free and clear of any liens, claims, charges or encumbrances, all of the Company’s right, title and interest in and to the Domain (as defined in that Lease No. 1356, dated November     , 2010, between the Company and Buyer).

TO HAVE AND TO HOLD all right, title and interest in and to the Domain hereby sold, assigned, conveyed, transferred, and delivered unto Buyer for its own use and benefit forever.

THE BANKS.COM DOMAIN NAME(S) IS SOLD AND/OR TRANSFERRED “AS-IS” WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OF SAID DOMAIN NAME(S). BY ACCEPTING THE TERMS OF THIS BILL OF SALE, BUYER ACCEPTS THE ABOVE-REFERENCED DOMAIN NAME(S) “AS-IS”.

The provisions of this instrument are subject, in all respects, to the terms and conditions of the letter agreement, dated November 10, 2010, between the Company and Buyer, including, without limitation, all of the covenants, representations and warranties contained therein, all of which shall survive the execution and delivery of this instrument. This instrument shall be binding upon the Company, its successors and assigns and shall inure to the benefit of Buyer, its successors and assigns.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and deliver this instrument as of                     .

DOMAIN CAPITAL, LLC

By:	/s/ Robert J. Alfano

Name:	Robert J. Alfano

Title:	Pres